Exhibit 99.1

WILLKIE FARR & GALLAGHER LLP	First Hearing Date: June 8, 2006 @ 9:45 a.m.
Attorneys for Debtors and Debtors in Possession	First Objection Deadline: June 5, 2006 @4:00 p.m.
Myron Trepper (MT-2636)	Second Hearing Date: June 27, 2006 @ 9:45 a.m.
Marc Abrams (MA-0735)	Second Objection Deadline: June 20, 2006 @ 4:00 p.m.
Rachel C. Strickland (RS-3787)
787 Seventh Avenue
New York, New York 10019-6099
(212) 728-8000

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered

DEBTORS’ MOTION PURSUANT TO SECTIONS 105, 363, 365
AND 1146(C) OF THE BANKRUPTCY CODE AND RULES 2002,
6004, 6006, AND 9014 OF THE FEDERAL RULES OF BANKRUPTCY
PROCEDURE SEEKING APPROVAL OF: (I) A FORM OF NOTICE
REGARDING CERTAIN HEARING DATES AND OBJECTION
DEADLINES; (II) NEW PROVISIONS FOR TERMINATION
AND FOR THE PAYMENT OR CREDITING OF THE BREAKUP
FEE; (III) THE SALE OF SUBSTANTIALLY ALL ASSETS OF ADELPHIA
COMMUNICATIONS CORPORATION AND ITS AFFILIATED DEBTORS TO TIME
WARNER NY CABLE LLC AND CERTAIN OTHER ASSETS TO COMCAST
CORPORATION FREE AND CLEAR OF LIENS, CLAIMS, ENCUMBRANCES, AND
INTERESTS AND EXEMPT FROM APPLICABLE TRANSFER TAXES; (IV) THE
RETENTION, ASSUMPTION AND/OR ASSIGNMENT OF CERTAIN AGREEMENTS,
CONTRACTS AND LEASES; AND (V) THE GRANTING OF RELATED RELIEF

TO THE HONORABLE ROBERT E. GERBER,
UNITED STATES BANKRUPTCY JUDGE:

The above-captioned debtors and debtors in possession (collectively, the “Debtors”), by their counsel, respectfully represent:

PRELIMINARY STATEMENT(1)

1.             On April 20, 2005, the Debtors entered into definitive sale agreements (as each may be amended, modified or supplemented, the “Time Warner Purchase Agreement,” and the “Comcast Purchase Agreement,” and, collectively, the “Purchase Agreements”) with Time Warner NY Cable LLC (“Time Warner”) and Comcast Corporation (“Comcast” and, together with Time Warner, the “Buyers”) pursuant to which the Buyers agreed to purchase substantially all of the Debtors’ assets (the “Sale”) for approximately $12.6 billion in cash and a 16% interest in Time Warner Cable Inc. (“TWC”), for total consideration valued at over $17 billion. The Sale represents an extraordinary achievement for the Debtors, as it includes a substantial control premium, and it promises to translate into significant recoveries for all of the Debtors’ principal stakeholders. As described more fully below, as fiduciaries for all creditors, the Debtors must do everything reasonably possible to ensure that the Sale is consummated by July 31, 2006 (the “Outside Date”), to avoid triggering a termination right of the Buyers.

2.             Although the Purchase Agreements are presently conditioned upon a simultaneous closing of the Sale and consummation of a plan of reorganization for all or substantially all of the Debtors, obstacles brought about by continued litigation affecting numerous creditor groups holding billions of dollars of claims throughout the Debtors’ complex capital structure have made this an uncertain and difficult path. Time is running out. Only two months from the Outside Date, significant disputed issues continue to exist, threatening to delay

(1)             All capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Debtors’ Modified Fourth Amended Joint Plan of Reorganization, dated April 28, 2006 (as same may be amended, modified or supplemented, the “Plan”).

and possibly thwart confirmation of a plan and, as a result, putting the Sale at risk(2) To ensure that the Sale is consummated prior to the Outside Date, the economic benefits associated with the Sale are preserved, and the Debtors avoid the significant costs associated with the termination of the Purchase Agreements, the Debtors have concluded that it is appropriate — indeed, imperative — to take the more certain route and seek approval of the Sale pursuant to section 363 of title 11 of the United States Code (the “Bankruptcy Code”).

3.             By this motion (the “Motion”) the Debtors seek authority to: (a) consummate the Sale of assets by 257 of the 268 Debtors pursuant to section 363 of the Bankruptcy Code (the “363 Sale”); (b) take certain steps necessary to consummate the sale of the Debtors’ equity interests in the Parnassos and Century-TCI joint ventures (the “Joint Ventures”) to Comcast pursuant to a plan of reorganization; and (c) retain the value to be realized from the Sale for allocation to creditors in a manner and amount as approved or determined by the Court(3) Specifically, and as more fully set forth below, with respect to the assets to be sold to Time Warner (and certain assets to be sold to Comcast), the Debtors seek authority to consummate the Sale pursuant to section 363 of the Bankruptcy Code in contemplation of a subsequent plan of reorganization under which the proceeds of the Sale will be distributed. With respect to the Debtors’ interests in the Joint Ventures, the Debtors will seek confirmation of a simplified plan (the “Joint Venture Plan”), which will provide for the sale to Comcast of the Debtors’ interests in those Joint Ventures.

(2)             Over 50 objections have been filed to confirmation of the Plan.  Moreover, in connection with the disputed confirmation issues in this case, almost 50 depositions have been taken, and the parties have generated just under 1.5 million pages of discovery material.

(3)             In the event ongoing negotiations among affected stakeholders yield a settlement that is capable of being implemented in a timely manner, such approval could result in additional benefits to the estate.  See paragraph 30, infra.

4.             Through this Motion, the Debtors request that the Court enter the following orders:(4)

•  The Additional Buyer Provisions Order. An order (the “Additional Buyer Provisions Order”) in substantially the form attached hereto as Exhibit A) approving new provisions for termination and for the payment or crediting of the Breakup Fee (as defined below), and re-affirming the effectiveness of the No-Shop Provision (as defined below) (the “Additional Buyer Provisions”).

•  The Sale Order. An order (the “Sale Order,” to be filed no later than three (3) Business Days prior to the hearing to consider entry of the Sale Order (the “Sale Hearing”)) approving (a) the sale of substantially all of the assets of the Debtors pursuant to the Purchase Agreements (as may be amended) free and clear of liens, claims, encumbrances, and interests, and exempt from applicable Transfer Taxes, (b) the assumption and assignment to the Buyers of the Assumed Contracts (as defined below), and (c) related relief.

5.             The Debtors’ decision to sell substantially all of their assets to the Buyers is not new. In fact, the only novel aspect to the relief requested herein is the ability of the Debtors to avail themselves of the option to consummate the sale of their assets to Time Warner and, to a lesser extent, Comcast, pursuant to section 363 of the Bankruptcy Code. Given the value of the consideration at stake, such enhanced flexibility is highly beneficial to creditors, particularly as this approach does not meaningfully alter the economic terms of the Sale, and affords the Debtors an option of pursuing what may be a more certain course towards achieving their most critical objective of maximizing the value of the estates.

BACKGROUND

A.                                    The Debtors’ Emergence Strategy

6.             Since early 2004, the Debtors, with the assistance of their advisors, have been focused on creating and implementing a viable emergence strategy that would offer the

(4)             By this Motion, the Debtors also seek entry of an order to show cause approving the form and content of a notice (the “Sale Notice”) notifying creditors and other parties in interest of the Sale, and the dates and times of all hearings and objection deadlines in connection with this Motion.

maximum possible recoveries for their constituents. To that end, the Debtors’ first joint plan of reorganization provided for the Debtors’ emergence from chapter 11 on a stand-alone basis. Subsequently, after numerous creditors and holders of equity (including both official committees) urged the Debtors to explore the sale of their assets, the Debtors agreed to pursue a sale.

7.             When the Purchase Agreements were signed, the Debtors contemplated closing the Sale simultaneously with consummation of a plan of reorganization for all or substantially all of the Debtors. Accordingly, after several previous iterations of their plan of reorganization were submitted, on November 21, 2005, the Debtors filed their Fourth Amended Disclosure Statement (the “Disclosure Statement”) with respect to the Debtors’ Fourth Amended Joint Plan of Reorganization (the “November Plan”) with the Bankruptcy Court. Among other things, the November Plan served as the vehicle by which the Debtors intended to consummate the Sale Transaction.(5)

8.             Before the November Plan was submitted for consideration, it was clear that a traditional plan process, one that contemplates the immediate distribution to creditors, might not be possible here. Significant disputed issues among several of the Debtors’ principal stakeholders posed unique problems with respect to the allocation of Sale consideration,  requiring that the Debtors press forward towards closing the Sale prior to the Outside Date, while at the same time preserving the rights of all parties to a full and fair hearing with respect to their economic entitlements. As a first step, in July of 2005, the Debtors sought and obtained a

(5)             Each of the Purchase Agreements was attached as an exhibit to the Disclosure Statement and are described in great detail therein.  The Debtors will soon submit to the Court for approval versions of such agreements modified slightly to reflect the option of effecting the Sale Transaction via a Sale Order.  Accordingly, the Debtors’ constituents have been on notice of the pending Sale for months, and have had an opportunity to review, comment and object as they deemed appropriate.  Tellingly, no party has objected to the Sale; rather, only to the distribution of proceeds from the Sale and the related treatment of creditors.

detailed order approving a judicially-supervised framework designed to channel certain disputes among the Debtors’ largest creditors (the “Inter-Creditor Dispute”) into the Bankruptcy Court and to resolve such issues in an orderly and timely fashion (the “Resolution Process”).(6)

9.             The Resolution Process created a vehicle for litigating complex issues, but did not ensure that a plan of reorganization could be confirmed prior to the Outside Date so as to preserve the value associated with the Sale. Accordingly, the November Plan provided for a holdback of funds in an amount sufficient to pay affected creditors their full legal entitlement, regardless of the outcome of the Resolution Process.

10.           Notwithstanding the protections afforded to all parties by the Resolution Process and the holdback provisions of the November Plan, active creditor groups took issue with aspects of the November Plan. Dozens of objections were filed to confirmation of the November Plan, including objections by all of the formal and ad hoc committees in these cases. Acerbic language permeated these objections and a multitude of stakeholders noted their intention to oppose vigorously any attempt by the Debtors to seek to confirm the November Plan over their rejecting vote pursuant to the cram down provisions of the Bankruptcy Code. Significantly, a number of the objections assert directly competing positions, demonstrating a lack of common ground. As a result, in many cases, the Debtors cannot amend the Plan in an effort to assuage the concerns of one creditor faction without further alienating another.(7) Moreover, once the Debtors

(6)             The Debtors originally contemplated completion of the Resolution Process by early March of 2006. Notwithstanding this estimate, the Rresolution Process hearings have continued into May, and are not yet nearing comclusion. Accordingly, it is now certain that the Resolution Process cannot be counted on to resolve the Inter-Creditor Disputes in a timely manner.

(7)             For example, compare the Objection of the Official Committee of Equity Security Holders to Confirmation of Debtors’ Fourth Amended Plan of Reorganization, docket no. 9908 (suggesting that “[t]he Plan inappropriately provides for payment of post-petition interest to unsecured creditors ahead of any principal payment to junior creditors”), with the Objection of the Ad Hoc Committee of Arahova Noteholders to the Debtors’ Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, docket submitted the November Plan to their creditors for a vote, it became clear it was at risk of being rejected by one or more classes of creditors.(8)

11.           Rejection of the Plan by one or more Classes of Claims or Equity Interests was of course a possibility that the Debtors considered and for which the Debtors planned accordingly. Section 8.02 of the Plan includes a provision whereby the Debtors may eliminate certain Debtors or Debtor Groups from the Plan if such Debtors or Debtor Groups contain a Class of Claims or Equity Interests that does not accept the Plan.

12.           Pursuant to this provision of the Plan, and faced with the problem of rejecting Classes threatening the Sale, the Debtors might be able to eliminate certain Debtor Groups from the Plan, and seek confirmation of the Plan with respect to these eliminated Debtors or Debtor Groups at a later date. While a viable solution, particularly with respect to entities with few or no saleable assets, the exercise of this option would not be without risk.(9)

13.           In light of the obstacles associated with the Resolution Process, and few meaningful alternatives, the Debtors tried a different approach to provide the adverse parties with an alternative that would assure a confirmable resolution to these cases. In April 2006, the

                           no. 10073 (asserting an entitlement not only to postpetition interest, but also to the accrual of interest after the effective date).  In addition to interest as a disputed entitlement, controversies swirled over the appropriate rate that should obtain.  Opposing positions were taken with respect to claimed entitlements to compound interest, default rate interest, and state versus federal judgment rate interest entitlements.

(8)             While the Debtors believe that it would be possible to comply with the cram down standards of section 1129(b) of the Bankruptcy Code, many of the objections to the Plan have argued to the contrary.  Accordingly, at the very least, the objectors are likely to mount a significant battle if the Debtors were to proceed to confirmation via section 1129(b) of the Bankruptcy Code.  The Debtors cannot now afford the delay and risk to the Sale attendant to a protracted cram down fight.

(9)             As more fully set forth in the “Risk Factors” section of the Disclosure Statement Supplement (as defined below), “The tax consequences of eliminating the Rejecting Debtor Groups from participation in the Plan are complex and uncertain. In part, such consequences will depend on the amount and location of tax attributes of the Debtors, and whether the Plan Administrator acts to separate thge Rejecting Debtor Groups from the existing consolidated or combined income tax return filing groups that include the Debtors.” See Disclosure Statement Supplement at 105-06.

Debtors sought and obtained entry of  an order (the “Settlement Authority Order”) authorizing the Debtors to propose amendments to the November Plan to provide for either: (a) a potential settlement of disputed inter-creditor issues pending before the Bankruptcy Court (each, a “Potential Settlement”); or (b) a holdback of distributions pending a determination by the Bankruptcy Court as to those disputed inter-creditor issues (the “Inter-Creditor Dispute Holdback”). In seeking entry of the Settlement Authority Order, the Debtors hoped that the proposed Potential Settlements might cause previously entrenched positions to become more flexible.(10)

                14.           This hope was not realized. Given that a significant constituency has already declared the Potential Settlement “dead on arrival,” and has announced (both publicly and privately) its intent to reject any version of the Plan embodying the Potential Settlements, and considering the subsequent developments including a court-appointed monitor since such repudiation, substantial contentiousness now seems inevitable.(11) While the Debtors could possibly attempt to seek confirmation of a version of the Plan embodying the Potential

(10)                            Pursuant to the Settlement Authority Order, on April 12, 2006, the Debtors filed a motion (the “Disclosure Statement Motion”) seeking approval of a supplement to the Disclosure Statement (the “Disclosure Statement Supplement”) pursuant to section 1125 of the Bankruptcy Code, and authorizing the Debtors to solicit or re-solicit, as applicable, votes with regard to the acceptance or rejection of the Plan.  On April 27, 2006, a hearing was held with respect to the Disclosure Statement Motion, and on April 28, 2006, the Bankruptcy Court entered an order (the “Supplemental Order”) approving the Disclosure Statement Supplement and authorizing the Debtors’ to commence re-solicitation of the Plan.  Subsequently, on May 5, 2006, the Debtors commenced re-solicitation of the Plan.

(11)                            See Ad Hoc Committee of ACC Senior Noteholders' Objection to Debtors' Proposed Supplement to Disclosure Statement and Related Solicitation Materials and Procedures, docket No. 10545 (“The members of the ACC Committee, who now hold over $2 billion of ACC Senior Notes and thereby firmly control the largest class of creditors in these cases, unequivocally reject the Debtors’ proposed package of “settlements” and the “settlement plan” option therefore is dead on arrival.”)

Settlements via the cram down approach, this Court has expressed reservations over the viability of that approach.(12)

15.           Months of court-imposed settlement negotiations among the participants in the Resolution Process appear not to have fared much better than the Debtors’ proposed Potential Settlements. Recognizing the strain that the Resolution Process was putting on these cases (and perhaps with concerns similar to those that serve as the foundation for this Motion), on April 27, 2006, the Court ordered that the participants in the Resolution Process submit to a monitoring process under the supervision of the Honorable Judge Cecelia Morris of the United States Bankruptcy Court for the Southern District of New York. Despite considerable efforts on the part of Judge Morris, a settlement among the major parties has not materialized.

16.           At this late stage, it appears highly unlikely that a settlemt will emerge that will garner the necessary votes to allow the Debtors to confirm a largely consensual Plan by the Outside Date. Indeed, the delay caused by the Resolution Process (and the altogether unsuccessful efforts to reach settlements), when combined with the dozens of confirmation objections that must be resolved, have called into question whether the Debtors could successfully confirm any version of the Plan embodying a genuine global settlement before the occurrence of the Outside Date (a mere 66 days from now). That is, even if a viable settlement proposal emerged in the near term, it would likely alter the recoveries currently proposed under the Plan and could require the Debtors to resolicit the Plan (as the parties participating in settlement negotiations do not represent all holders of claims that would be entitled to vote on

(12)                            See, April 6, 2006 Hr’g Tr. at 53 (“Let me just talk a moment about the cram-down option. Mr. Abrams said in very nearly these exact words: ‘The cram-down door remains shut.’ That is properly so now, and perhaps also forever. If ever that were to change, I would, indeed, have serious concerns vis-à-vis neutrality, which was a premise under which both I and Judge Scheindlin ruled. And I'm very sympathetic to the observation that a settlement, by definition, is a two-way street and one can't settle with oneself.”).

any such settlement). The resolicitation process could be a lengthy one requiring, among other things, agreement to the embodiment of the agreed terms in a new plan, preparation and approval of another disclosure statement supplement, preparation and distribution of ballots, and tabulation of votes on such new plan.

17.           Undeterred, as these cases approach their fourth anniversary (and on the heels of the first anniversary of the execution of the Purchase Agreements), the Debtors have now formulated another approach to emergence, but with the same goal: closing the Sale prior to the Outside Date to lock in a substantial premium and maximize value for all creditors.

B.                                    The Sale

18.           In connection with the Debtors’ decision to actively market all of their assets, on October 22, 2004, the Bankruptcy Court approved the Debtors’ motion for an order (the “Bid Procedures Order”) that, among other things, limited the Debtors’ ability to actively pursue bids after an agreement had been reached with a bidder (the “No-Shop Requirement”), and authorized payment of a breakup fee in certain circumstances (the “Breakup Fee”).(13)

19.           On April 20, 2005, the Purchase Agreements were executed. Virtually all of the Debtors’ constituents unanimously urged and supported the Sale, and that support is as

(13)       Prior to the execution of definitive documents with Time Warner and Comcast, the Debtors sought and on April 21, 2005, the Court entered an order supplementing the Bid Procedures Order (the “Supplemental Order”).  Among other things, the Supplemental Order (a) authorized the Debtors to amend the No-Shop Requirement, (b) expanded the events that would trigger payment of the Breakup Fee, (c) ordered that the Breakup Fee would be a joint and several liability of each Debtor, (d) approved certain contract termination rights, and (e) ordered that neither the definitive purchase agreement nor the relief granted by the Supplemental Order would prejudice or affect the rights of any creditor with respect to the distribution or allocation of any consideration received by the Debtors in connection with the Sale (the “Sale Proceeds”) amongst creditors and other stakeholders.

enthusiastic today as it was then.(14) Moreover, this Court has noted on a number of occasions that consummation of the Sale is in the best interests of  all parties.(15)

20.           Since the execution of the Purchase Agreements, the Sale has remained an attractive vehicle for the Debtors’ emergence from chapter 11. Certain synergies exist between the Company on the one hand, and Time Warner and Comcast, respectively, on the other, offering value to the Buyers that could not be recognized by other multi-system operators. These synergies and other advantages result in a substantial control premium.(16)

21.           Although the Sale promises the highest possible recovery for the Debtors’ stakeholders, the Buyers may terminate the Purchase Agreements if the Sale has not closed on or before the Outside Date.(17) Upon a failure to close the Sale prior to the Outside Date:

•                                         the Buyers could exercise their right to terminate the Purchase Agreements, resulting in a loss of the premium associated with the Sale;

•                                         the Buyers could seek to renegotiate the deal for a lower price and for other additional concessions;

(14)                            See, e.g.,  May 4, 2005 Hr’g Tr. at 10 (David Friedman, counsel to the Creditors’ Committee, declaring that the Sale represented “the highest and best value as we stand and sit here today for the debtors assets” and that the Sale was one which “virtually all responsible fiduciaries have concluded is in the best interest of the estate”).  See also November 17, 2005 H’rg. Tr. at 4.50:4-6.  (“The banks want the Time Warner deal to go forward, whether it's a plan or a 363 sale, we want this sale to go forward. We think it ought to be done quickly.” (Counsel to the Bank of Montreal)).

(15)                            See In re Adelphia Communs. Corp., 336 B.R. 610, 620 (Bankr. S.D.N.Y. 2006) (Gerber, J.) (“The Court finds that the Time Warner/Comcast sale is as beneficial to the Arahova Debtors as its [sic] is to all of the other Debtors, and that it is in the interests of the Arahova Debtors, just as it is in the interests of all of the other Debtors”).  See also id. at 45 (“If the sale transaction is not consummated, there will be a severe, negative economic impact on all of the Debtors”), and id. at 72 (“The Debtors marketed the company conscientiously and effectively. By obtaining the sale to Time Warner and Comcast, they obtained the maximum value for it.”).

(16)                            Additionally, some have argued that cable industry valuations have declined overall, making the current transaction more attractive  See, e.g., Andrew Bary, Adelphia’s Burden, BARRON’S, December 5, 2005 (“Given the drop in cable valuations since April, Time Warner and Comcast are offering more than anyone else would now pay for Adelphia.”).

(17)                            See Purchase Agreements § 8.2.

•                                         the Debtors run the risk of losing key personnel, or overburdening those that elect to remain; and

•                                         a substantial delay may result to the conclusion of these chapter 11 cases. The Debtors would be left to form an entirely new emergence strategy, and significant time and resources of the estate that were invested in the Sale will have been expended in vain.

22.           Any of these results would be disastrous for the Debtors and their creditors, and it is essential that the Debtors pursue a path that offers the best possibility of closing the Sale prior to the Outside Date.

23.           In order to induce the Buyers to consent to a change in implementation strategy, the Debtors and the Buyers have agreed upon a non-binding term sheet (the “Term Sheet”) that contains proposed amendments to the Purchase Agreements, including new provisions for termination and for the payment or crediting of the Breakup Fee. The Term Sheet, a copy of which is annexed hereto as Exhibit B,  reflects the conditions agreed to with the Buyers in exchange for the cooperation they are extending to the Debtors in connection with the option to close the Sale pursuant to section 363 of the Bankruptcy Code. As set forth in the Term Sheet, the changes the Debtors have agreed to include certain potential incremental costs attendant to pursuing the Sale prior to the consummation of (although certainly in contemplation of) a plan of reorganization. Although such costs are potentially significant, they pale in comparison to the loss of the deal premium if the Buyers were to terminate the Purchase Agreements, seek a price reduction, and/or seek payment of the Breakup Fee. The Debtors believe that the best way to achieve their most critical objective—closing the Sale in advance of the Outside Date—is to proceed in the manner outlined herein.

24.           In light of the foregoing, having carefully deliberated, and having balanced the risks and costs identified herein, the Debtors have concluded that it is appropriate and necessary to seek authority to close the Sale pursuant to section 363 of the Bankruptcy Code (except with respect to the Joint Ventures and their subsidiaries) rather than solely through a confirmed Plan for all of the Debtors.

Relief Requested

25.           Consistent with the foregoing, the Debtors seek, pursuant to sections 105, 363, 365, and 1146 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006, and 9014, the Court’s approval of:  (a) the form of a notice notifying creditors and other parties in interest of the Sale, and the dates and times of all hearings and objection deadlines in connection therewith; (b) the sale of the substantially all of the Debtors’ assets pursuant to the Purchase Agreements (as amended)(18) free and clear of liens, claims, encumbrances, and interests and exempt from applicable transfer taxes; (c) the approval of new provisions for termination and for the payment or crediting of the existing Breakup Fee to the Buyers; (d) the assumption and assignment of certain executory contracts to the Buyers; and (e) other relief described below.

JURISDICTION

26.           This Court has jurisdiction to consider this matter pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

The Sale Is IN the BEST Interests Of The ESTATES

I.                                         Consummation of the Sale Pursuant to 11 U.S.C. § 363

27.           Mindful of their fiduciary duties, the Debtors intend to maximize the value of the estates. As the Sale enables the Debtors to distribute value that is substantially more than creditors could receive under any other available alternative, the Debtors must pursue the course most likely to cause the Sale to occur. This course is the one that reduces the uncertainty that

(18)                            The Debtors will file a copy of the amended Purchase Agreements prior to the hearing to consider entry of the Additional Buyer Provisions Order.

the Debtors currently confront in a plan process that has yet to command substantial support within their complex capital structure. As discussed above, in light of the obstacles to confirmation that jeopardize timely consummation of the Sale pursuant to a plan of reorganization for all Debtors, it is critical that a different approach be implemented. To do otherwise would be to allow the transaction to be held hostage to the narrow parochial interests of parties focused entirely on their recoveries and the litigation positions designed to provide them with maximum leverage. The Debtors are not burdened by a narrow perspective and therefore the company is the only entity capable of exercising straightforward, dispassionate judgment unaffected by a win/lose mentality. The distributable value available through the transaction is really all that matters at this critical point. Who gets what portion of it and when will be the function of future proceedings in these cases other than those of the Joint Ventures. Thus, consummating the Sale pursuant to section 363 of the Bankruptcy Code and confirmation of the Joint Venture Plan is a sound exercise of the Debtors’ business judgment.

A.                                    The Nature of the Transaction

28.           Despite certain significant implications of the 363 Sale, the Purchase Agreements themselves will remain largely unchanged.(19)  Essentially, the Plan will be bifurcated into two plans, (a) one, the Joint Venture Plan, will provide for confirmation of a plan for the Parnassos and Century-TCI Debtors and the implementation of the sale of Adelphia’s interests in the Joint Ventures to Comcast concurrent with the 363 Sale and (b) one that will subsequently provide for the confirmation of a plan for all Debtors other than those covered by the Joint Venture Plan. In the near term, the Debtors will actively prosecute the Joint Venture Plan and seek entry of an

(19)                            The Debtors and the Buyers are in the process of preparing the amended Purchase Agreements.  Copies of the amended Purchase Agreements will be filed under separate cover as soon as they are completed.

order (as discussed more fully below) approving the Sale of substantially all of the Debtors’ assets (other than the Joint Ventures) pursuant to section 363 of the Bankruptcy Code.(20)  This approach to the Sale, in the Debtors’ estimation, significantly reduces the risk that the Debtors will be unable to close the Sale by the Outside Date because, except with respect to the Joint Ventures, this approach allows for the receipt of Sale consideration and the continued ability of parties to fight over those proceeds. As discussed more fully below, the Debtors will use proceeds of the Sale to satisfy claims under the Joint Venture Plan.

B.                                    Additional Costs Associated With Consummating a 363 Sale

29.           The record of these cases demonstrates that, since April 1, 2005, the Debtors have pursued diligently every available alternative to ensure that the value associated with the Sale is not lost due to a failure to close by the Outside Date — a risk that the Buyers had made plain the estates would confront in the face of continued delay. Recognizing the value of proceeding by consensus, the Debtors discussed the potential shift in implementation strategy with the Buyers in order to convince them that the 363 Sale represented the clearest path to a timely closing. Discussions with the Buyers quickly confirmed that the Buyers were categorically opposed to an extension of the Outside Date without significant price concessions. While amenable to the Debtors’ proposal to seek authority for the Sale under section 363 of the Bankruptcy Code, the Buyers highlighted certain incremental costs and risks attendant to the approach—costs and risks which the Buyers had not bargained to assume. In an effort to document the parties’ discussions

(20)                            It would be possible to implement the Sale of the Joint Ventures pursuant to section 363 of the Bankruptcy Code, by selling the Debtors’ interests in the Joint Ventures without a discharge of the Joint Ventures’ liabilities.  However, such a transaction would be fundamentally different from the one agreed to by Comcast and Time Warner, whereby Comcast (and Time Warner in the transaction contemplated by the Expanded Transaction Letter Agreement) agreed to purchase interests in Joint Ventures after such Joint Ventures’ liabilities had been discharged through a plan of reorganization.

relating to these incremental burdens and the allocation of associated costs and risks, the Debtors and the Buyers negotiated the Term Sheet.

30.           Subject to the execution of definitive documentation, the Debtors have successfully negotiated with the Buyers to consent to the proposed change in implementation without agreeing to any per se reductions in the price to be paid pursuant to the Sale. As reflected in the Term Sheet, however, there may be incremental costs associated with the 363 Sale. These costs primarily relate to certain Transfer Taxes that may become payable in connection with the Sale and certain transaction costs associated with a contingent requirement to sell a portion of TWC stock pursuant to a registered underwritten public offering.

31.           Significantly, many, if not all, of the potential costs to the estates that may result from the 363 Sale could be avoided if the Debtors’ major stakeholders were to agree on the terms of a plan of reorganization in a timely manner. If a plan can be confirmed and the TWC shares distributed before the Debtors are required to sell the TWC stock (which could be months away), the issuance of these securities would be made pursuant to section 1145 of the Bankruptcy Code, and therefore be exempt from otherwise applicable registration requirements. Moreover, although the Debtors believe that section 1146 of the Bankruptcy Code should be applicable to any Transfer Taxes that might arise as a result of the 363 Sale, the likelihood of the application of that section would be enhanced if a plan for the Debtors was confirmed and consummated within a reasonable time after the Sale.

32.           First, section 1146(c) of the Bankruptcy Code provides that “[t]he issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of this title, may not be taxed under any law imposing a stamp tax or similar tax.”  11 U.S.C. § 1146(c). As set forth more fully below at Section IV.F, the Debtors believe that established precedent in this Circuit makes the 1146(c) exemption applicable to a sale pursuant to section 363 of the Bankruptcy Code when such sale is “necessary to the consummation of the plan,” as it is here. In any event, regardless of this Court’s ultimate determination as to the applicability of section 1146(c) to the Sale, as a condition of the Buyers’ willingness to consent to the 363 Sale, the Debtors have agreed to assume any liability from incremental Transfer Taxes (as defined in the Purchase Agreements) that are payable as a result of the change in method of implementing the Sale contemplated herein. The Purchase Agreements originally contemplated that the Buyers would generally bear the cost of any liability for Transfer Taxes from which the Sale was not exempted pursuant to section 1146(c) of the Bankruptcy Code. (21)  Accordingly, the Term Sheet contemplates that any Transfer Taxes arising on account of the 363 Sale that are not more likely than not to have otherwise been exempt under section 1146(c) of the Bankruptcy Code (if the Sale were consummated pursuant to the Plan) will continue to be borne by the Buyers. The Debtors will bear the burden of proving whether such Transfer Taxes, if any, are to be paid by the Buyers. Given available information, the Debtors’ best estimate of such costs range from $0 to $150 million.

33.           Second, in order to provide Time Warner Cable with the benefit of its original bargain, the Debtors (or a newly-formed distribution entity) have agreed to sell pursuant to a registered firm commitment underwritten public offering (an “IPO”) at least 33 ⅓% (inclusive of

(21)                            See Time Warner Purchase Agreement, 5.7(c)(i), “To the extent not otherwise exempt to the fullest extent permitted by section 1146(c) of the Bankruptcy Code and except as otherwise provided in this Section 5.7(c)(i), all federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall, subject to the provisos to Sections 5.7(c)(iii) and 5.7(c)(v), be borne by Buyer.”   See also Comcast Purchase Agreement, 5.4(c)(i) (substantively identical provision).

any overallotment option)(22) of the shares received by (or it)them in the Sale Transaction from TWC (the “IPO Stock”). In a Sale pursuant to a plan of reorganization, a portion of the Time Warner Cable Common Stock would have been distributed to creditors and the stock would have become publicly traded; however, in a 363 Sale the stock will be wholly owned by the Debtors or a newly-formed distribution entity. The IPO achieves a result comparable to a Sale pursuant to the Debtors’ holdback Plan. The Term Sheet contemplates that the Debtors will be required to pay the underwriting discount or commission associated with the IPO Stock (the “Underwriting Fee”), which the Debtors have been advised is typically between 4% and 5% of the public offering price.(23)  It is important to note that the IPO has advantages and disadvantages in relation to the distribution of shares pursuant to a plan. As an advantage, in an IPO there will be an orderly marketing process of the stock to willing buyers, with a syndicate of underwriters who are motivated and permitted under applicable securities laws to stabilize the price and provide an orderly trading market. On the other hand, under a plan, the stock will either be distributed to creditors who are not “natural holders” of the stock and who could “dump the stock on the market” or sequestered in a variety of holdbacks, reserves or escrows creating an overhang on the market, which is likely to have the effect of depressing the trading price of the stock. In addition, if the plan is a holdback plan, only a limited number of shares may be available for trading initially creating an illiquid market and, again, depressing the trading price of the stock.

(22)                            In a typical public offering, the underwriters retain the right to sell up to an additional 15% of the original number of shares offered pursuant to an overallotment option, which is commonly called a “green shoe.”  Thus it is likely that at least 29% of the stock will be sold in the IPO, with an additional 4.33% subject to the green shoe.

(23)                            Based on available information, the Debtors currently estimate that the value of the stock could range from $4.25 billion to $4.96 billion on a fully distributed basis, i.e., a value that assumes a fully established and developed marketplace for the stock.  Recent capital market developments support a higher point on that range.

As a disadvantage, in an IPO the creditors are potentially subject to a perceived “IPO discount” in which the market is only willing to buy the stock of an unseasoned issuer at a perceived discount to intrinsic value.

34.           Although the potential costs outlined above are not insignificant, the Debtors submit that they are acceptable when measured against the concrete consequences that would result from failure to close the Sale by the Outside Date and/or a determination that they are unable to confirm the Plan. There are several adverse consequences to these estates if the Sale does not close prior to the Outside Date. The Buyers could seek to exercise their termination rights, in which case the Debtors could lose the substantial deal premium and be forced to revert to a protracted process in which they sought to reorganize as stand-alone entities. Alternatively, the Buyers could be afforded the opportunity to extract a material price adjustment and other disadvantageous amendments to the Purchase Agreements in exchange for their agreement to proceed with the Sale after the Outside Date. Moreover, as a backdrop to these significant dangers (which are not mutually exclusive), in the event that the Debtors were unable to confirm the Plan, there is a risk that the Debtors would be obligated to pay the Breakup Fee. Without question, any of these results (or a combination thereof) would represent a major financial loss for all of the Debtors’ stakeholders. Accordingly, recognizing that the pursuit of the 363 Sale is not without costs, that option nevertheless represents the surest path to closing the Sale prior to the Outside Date, and promises the Debtors the best chance of maximizing the recoveries to all of their creditors.

II.                                     The Sale Notice

35.           Contemporaneously herewith, the Debtors have submitted a form of Sale Notice for approval by this Court on order to show cause. A copy of the Sale Notice is annexed hereto as Exhibit C.

36.           Under Bankruptcy Rule 2002(a) and (c), the Debtors are required to notify their creditors of the Sale, including the terms and conditions of the Sale, and the deadline for filing any objections. The Debtors request that Sale Notice be deemed adequate and sufficient if:

b.              The Debtors serve, within three (3) business days after entry of an order to show cause approving the form of Sale Notice (the “Mailing Deadline”), by first-class mail, postage prepaid, the Sale Notice upon:  (i) the US Trustee; (ii) counsel for the Committees; (iii) counsel for the agents for the Debtors’ prepetition and postpetition lenders; (iv) the SEC; (v) the United States Attorney’s Office for the Southern District of New York; (vi) the DoJ; (vii) the FCC; (viii) the FTC; (ix) the IRS; (x) all relevant federal, state and local taxing authorities at their statutory addresses; (xi) all parties who have filed a request for service of all pleadings pursuant to and in accordance with Bankruptcy Rule 2002 as of the day prior to service hereof; (xii) all parties that the Debtors are required to serve pursuant to the Administrative Procedures Order; (xiii) the Buyers; and (xiv) all non-Debtor parties to executory contracts, unexpired leases, and other agreements with the Debtors (entered into before or after the Petition Date).(24)

c.               On or before the Mailing Deadline, the Debtors (or their agent) serve the Sale Notice by first-class mail, postage prepaid, upon all known creditors of the Debtors, either at the address listed on the Debtors’ schedules, or at the address listed on each such creditor’s proof of claim.

d.              On or before the Mailing Deadline, the Debtors (or their agent) serve the Sale Notice by first-class mail, postage prepaid, upon any other party who had previously received a notice of these cases (to the extent such party has not already been served pursuant to items (a) and (b) above).

e.               Pursuant to Bankruptcy Rule 2002(d) and 2002(l), the Debtors publish the Sale Notice in: (i) The New York Times (National Edition), The Wall Street Journal (National Edition), and USA Today (National Edition); and (ii) a major regional newspaper in each of the following cities: Boston; Buffalo; West Palm Beach; Cleveland; Denver; and Los Angeles, on the Mailing Deadline or as soon as practicable thereafter to comply with applicable submission deadlines. The Debtors request

(24)                            To the extent the Debtors have previously served any party identified herein via electronic mail, the Debtors submit that service of the Sale Notice via electronic mail should be deemed good and sufficient notice thereof.

                        that such publication be deemed proper notice to any other interested parties whose identities are unknown to the Debtors

f.                 The Debtors publish the Sale Notice electronically on their website www.adelphia.com (collectively, the “Notice Procedures”).

37.           The Debtors submit that no other or further distribution of the Sale Notice or this Motion is necessary or required, and respectfully request that the form of Sale Notice and the Notice Procedures proposed herein be approved by the Court.

III.                                 Approval of TRIGGERS TO Bid Protections

A.                                    Approval of Additional Buyer Provisions

38.           As noted above, subject to Bankruptcy Court approval, the Debtors determined to make certain concessions to the Buyers in order to ensure their cooperation in the change in strategy proposed herein. To this end, the Debtors have negotiated certain amendments to the Purchase Agreements including new provisions for termination and for the payment or crediting of the Breakup Fee. Pursuant to the Term Sheet:(25)

a.               If neither Purchase Agreement has been terminated by one of the Buyers prior to September 1, 2006 (except in the case of a termination by Comcast that results in the Expanded Transaction where all of the conditions thereto have been satisfied other than: (x) approval by the Bankruptcy Court; or (y) any condition whose failure to be satisfied was proximately contributed to by a breach by Seller); and

b.              the Closing has not occurred on or before August 31, 2006 (other than due to the failure to obtain FCC approval, a breach by Buyer that proximately contributes to the failure of the Closing to so occur or the occurrence of a Parent MAE); then

c.               so long as the Debtors have not notified the Buyers in writing that they have terminated their efforts to pursue the 363 Sale prior to July 31, 2006, an amount equal to the current termination fee will be either:

(25)                            This summary is qualified in its entirety by reference to the actual provisions of the Term Sheet and the definitive documentation to be entered into.  Capitalized terms used in this summary but not defined have the meaning given them in the Term Sheet or the Purchase Agreements, as applicable.

(i)             credited against the Purchase Price if the Closing occurs; or

(ii)             paid upon the earlier of (x) consummation of an Acquisition and (y) the effective date of a chapter 11 plan of Seller and/or its Affiliates involving a substantial portion of their assets.

39.           Accordingly, the Buyers demanded a substantial inducement for their cooperation in a 363 Sale. In this regard, the Buyers required that the Debtors agree that, unless the Debtors elect prior to July 31, 2006 not to proceed with a 363 Sale (in which case the Purchase Agreements revert to their original terms), neither Purchase Agreement is terminated by a Buyer prior to September 1, 2006,(26) and the Sale is not consummated on or prior to August 31, 2006 (other than due to a failure to obtain FCC approval, a breach by Buyer that proximately contributes the failure of the Closing to occur or a material adverse change in the business of Time Warner Cable), the Breakup Fee will either be credited against the Purchase Price if the Closing occurs or, if the Purchase Agreements are terminated, paid upon the earlier of (x) consummation of an Acquisition and (y) the effective date of a chapter 11 plan of Seller and/or its Affiliates involving a substantial portion of their assets.(27)  If the Breakup Fee becomes payable pursuant to the Term Sheet, no other termination fee will be payable pursuant to Section 8.5(b) of the Purchase Agreements.

(26)                            Such termination is exclusive of a termination by Comcast that triggers the transaction contemplated by the Expanded Transaction Letter Agreement in which all of the conditions thereto have been satisfied other than (x) approval by the Bankruptcy Court or (y) any condition that has not been satisfied where such failure to be satisfied was proximately contributed to by a breach by Seller.

(27)                            Pursuant to Section 5.10 of the Time Warner Purchase Agreement and Section 5.8 of the Comcast Purchase Agreement, the Debtors are prohibited from initiating certain proposals for the sale of their assets to parties other than the Buyers.  In consideration of the Debtors’ particular fiduciary duties, however, the No-Shop Provisions did allow the Debtors to entertain unsolicited offers in order to garner the highest and best offer for their assets for the benefit of their creditors (the “Fiduciary-Out”).  The Purchase Agreements provide that the Fiduciary-Out is only available to the Debtors until the commencement of the Confirmation Hearing, which began on May 15, 2006.  See Time Warner Purchase Agreement, 5.10(a)(ii); Comcast Purchase Agreement, Section 5.8(a)(ii).  Accordingly, the Additional Bid Protections Order will reconfirm the effectiveness of such provisions.

B.                                    The Additional Buyer Provisions Should Be Approved

40.           Approval of break-up fees and other forms of bidding protections in connection with the sale of a debtor’s property pursuant to section 363 of the Bankruptcy Code is an established practice in chapter 11 cases. See In re 310 Assocs., Inc., 346 F.3d 31 (2d Cir. 2003); Official Comm. of Subordinated Bondholders v. Integrated Res., Inc. (In re Integrated Res., Inc.), 147 B.R. 650 (S.D.N.Y. 1992), appeal dismissed, 3 F.3d 49 (2d Cir. 1993); In re Crowthers McCall Pattern, Inc., 114 B.R. 877 (Bankr. S.D.N.Y. 1990); In re 995 Fifth Ave. Assocs., L.P., 96 B.R. 24 (Bankr. S.D.N.Y. 1989). Specifically, break-up fees (a) attract or retain a potentially successful bid, (b) establish a bid standard or minimum for other bidders to follow, and (c) attract additional bidders. In re Integrated Res., Inc., 147 B.R. at 661-62. “It has become increasingly common in section 363 sales of significant portions of an estate’s assets for the prospective buyer to demand a breakup fee or other protection in the event that the sale is not consummated.” 3 Collier on Bankruptcy ¶ 363.03[7] (15th rev. ed. 2002). While this is not a case in which the Debtors are attempting to attract higher and better offers, the Additional Buyer Provisions are nevertheless appropriate, as they are a condition to the Buyers’ agreement to the proposed changes to the Purchase Agreements. Without such agreement, the Debtors would find themselves either unable to close the 363 Sale, or on a much more difficult path to such a closing, and the end-result would remain in serious jeopardy.

41.           Courts will approve break-up fees and other bidding protections as long as (a) the relationship between the debtor and the bidder receiving the break-up fee is not tainted by self-dealing, (b) the fee does not hamper bidding, and (c) the amount of the fee is reasonable in relation to the size of the transaction. In re Integrated Res., Inc.. 147 B.R. at 657.

42.           The propriety of payment of the Breakup Fee to the Buyers has already been considered and adjudicated by this Court. Both the Bid Procedures Order and the Supplemental

Order reflected this Court’s judgment that the relationship between the Debtors and the Buyers is not tainted by self-dealing.(28)  Nothing has occurred to change this conclusion.

43.           To satisfy the second prong of the analysis, the Court must determine that the Additional Buyer Provisions will not hamper bidding. Bidding concerns are not applicable here. The Debtors engaged in a lengthy and extensive marketing process when the Sale was first contemplated in the beginning of 2004. Re-marketing of the Debtors’ assets at this late stage would not only be a violation of the No-Shop Requirement already approved by this Court, it would also be unlikely to yield a higher or better offer — the Sale contains a substantial control premium.

44.           To meet the final prong of the analysis, the break-up fee and expense reimbursement should constitute a “fair and reasonable percentage of the proposed purchase price, and should be reasonably related to the risk, effort, and expenses of the prospective purchaser.”  In re Integrated Res., Inc., 147 B.R. at 662. Given that the Additional Buyer Provisions do nothing to alter the amount of the Breakup Fee, but rather only introduce new provisions for its being credited or paid, the percentage of the purchase price that such Breakup Fee represents need not be reconsidered. Pursuant to the Bid Procedures Order, this Court has already determined that the amount of the Breakup Fee is reasonable in light of the consideration to be paid for the Debtors’ assets. In addition, as to the reasonableness of the fee as it relates to the risk, effort and expense undertaken by the Buyers, the Debtors submit that the new provisions for termination and for the payment or crediting of a Breakup Fee are reasonably

(28)                            See Bid Procedures Order, October 22, 2004, docket no. 61633, and Supplemental Order, April 21, 2005, docket no. 7334.

proportionate to the additional flexibility sought by the Debtors.(29)  Moreover, given the unwillingness of the Buyers to agree to the 363 Sale without such adjustments, the bargained-for provisions are reasonable.

45.           The Additional Buyer Provisions will enable the Debtors to obtain an agreement from the Buyers that enhances the chances of closing the Sale by the Outside Date (as well as additional time to achieve this result).(30)  Thus, approval of the Additional Buyer Provisions is a critical element in the Debtors’ revised strategy for consummating the Sale. The Additional Buyer Provisions are the subject of arm’s length negotiation, not tainted by self-dealing, are critical to keeping the Buyers committed to the Sale, and have previously been approved as reasonable in amount. Accordingly, the Debtors respectfully request that the Additional Buyer Provisions be approved.

IV.                                Approval of the Sale

A.                                    Authority to Sell Pursuant to Section 363 of the Bankruptcy Code

46.           The Debtors submit that ample authority exists for authorizing a 363 Sale. In accordance with Bankruptcy Rule 6004(f)(1), sales of property rights outside the ordinary course may be by private sale or public auction. The Debtors have determined that the Sale to the Buyers is in the best interests of the Debtors, their estates, and their creditors, and have further determined that pursuing such Sale under section 363 of the Bankruptcy Code (while at the same

(29)                            Although not part of a breakup fee, the additional costs to be borne by the Debtors under the Term Sheet are directly related to specific risks and expenses (i.e., the potential waiver of protections afforded by sections 1145 and 1146 of the Bankruptcy Code).

(30)                            Although the Buyers may still terminate the Purchase Agreements on or after July 31, 2006, the proposed timing and conditions for payment of the Breakup Fee reduces the Buyers’ incentive to do so (i.e., no change to the existing Breakup Fee will occur prior to September 1, 2006).

time retaining the option of consummating the Sale pursuant to the Plan) is likewise in the best interests of all parties.

47.           Section 363(b)(1) of the Bankruptcy Code provides, in pertinent part, that “[t]he trustee, after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate.” 11 U.S.C. § 363(b)(1). To sell property under section 363(b), the Debtors must demonstrate to the Court a legitimate business justification for the proposed action. See Comm. of Equity Sec. Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1071 (2d Cir. 1983). As this Court has stated, “[w]here the debtor articulates a reasonable basis for its business decisions (as distinct from a decision made arbitrarily or capriciously), courts will generally not entertain objections to the debtor’s conduct.”  Comm. of Asbestos-Related Litigants v. Johns-Manville Corp. (In re Johns-Manville Corp.), 60 B.R. 612, 616 (Bankr. S.D.N.Y. 1986). When a valid business justification exists, the law vests the debtor’s decision to use property out of the ordinary course of business with a strong presumption that “in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the company.” In re Integrated Res., Inc., 147 B.R. at 656 (quoting Smith v. Van Gorkom, 488 A.2d 858, 872 (Del. 1985)).

48.           A chapter 11 debtor may in certain circumstances sell its assets pursuant to section 363(b) prior to confirmation of a chapter 11 plan, provided the court expressly finds a good business reason to grant such relief. See In re Lionel Corp., 722 F.2d at 1069, 1071 (in considering a sale outside a plan of reorganization, a judge must not be shackled with unnecessarily rigid rules when exercising the broad administrative power granted him under the Bankruptcy Code, but must simply find “a good business reason” supporting the sale ); see also Official Comm. of Unsecured Creditors of LTV Aerospace & Defense Co. v. LTV Corp. (In re

Chateaugay Corp.), 973 F.2d 141, 144 (2d Cir. 1992) (upheld the debtor’s sale of one of its subsidiaries because the Court found a “good business reason” supporting the sale).(31)

49.           In this case, the Debtors submit that their decision to pursue the Sale to the Buyers is based upon their sound business judgment and should be approved. Moreover, the Debtors’ decision to defer, but not abandon, the global Plan confirmation process, and focus on consummating the 363 Sale, represents an equally sound exercise of their business judgment.

50.           The Sale enables the Debtors to yield a substantial control premium and preserve the highest value for the Debtors’ assets for creditors of these estates. Accordingly, consistent with their fiduciary obligations to all creditors, the Debtors have therefore determined to make closing the Sale a top priority. In light of the serious barriers to confirmation of a Plan in advance of the deadline outlined above, the Debtors submit that the 363 Sale is not only supported by their business judgment, it is a crucial strategic decision to preserve value for the estates.

51.           This exercise of the Debtors’ business judgment is validated by the fact that virtually all of the Debtors’ constituents unanimously urged and supported the Sale, and by this Court’s assessment that the Sale is in the best interests of all creditors.(32)

(31)                            But see, In re Westpoint Stevens, 333 B.R. 30, 50 (S.D.N.Y. 2005) (approving sale of assets pursuant to 11 U.S.C. § 363 but denying the imposition of  specific distribution, claim satisfaction and lien elimination on the debtors' secured creditors).  Westpoint Stevens is inapplicable here.  The Debtors seek to reserve determinations with respect to the allocation and distribution of Sale consideration to creditors until a later date (other than with respect to the Joint Ventures and repayment of the Debtors’ obligations under the DIP Facility).  Thus, in this case, it will only be after the Inter-Creditor Dispute has been resolved (either by settlement, alternative dispute resolution, or order of this Court) that distributions to creditors (other than creditors of the Joint Ventures) can be made pursuant to a plan of reorganization.

(32)                            See n. 14-15, supra.

B.                                  The Sale Should be Approved Free and Clear of Liens, Claims,
Encumbrances, and Interests

52.           The Debtors submit that it is appropriate that the Sale be approved free and clear of liens, claims, encumbrances, and interests pursuant to section 363(f) of the Bankruptcy Code, except those liabilities expressly assumed by the Buyers in the Purchase Agreements, with any such liens, claims, encumbrances, or interests to attach to the net sale proceeds of the Sale. See Smart World Techs., LLC v. Juno Online Servs. (In re Smart World Techs., LLC), 423 F.3d 166, 169 (2d Cir. 2005) (“Section 363 permits sales of assets free and clear of claims and interests. It thus allows purchasers . . . to acquire assets without any accompanying liabilities.”). See also Faulkner v. Bethlehem Steel/International Steel Group, 2005 U.S. Dist. LEXIS 7501 (N.D. Ind. 2005) (enforcing order approving sale of assets under section 363 “free and clear of interests, claims or liens — including any claims arising under successor liability”); Carcasole-Lacal v. Am. Airlines, Inc., 2003 U.S. Dist. LEXIS 11507 (E.D.N.Y. 2003) aff’d 2005 U.S. App. LEXIS 13619 (2d Cir. 2005) (dismissing suit of former employee of the debtor brought against purchaser of debtor’s assets; sale order pursuant to section 363 blocked such successor liability); Circus Time, Inc. v. Oxford Bank and Trust (In re Circus Time, Inc.), 5 B.R. 1, 3 (Bankr. D. Me. 1979) (finding the Court’s power to sell property free and clear of liens has long been recognized). Section 363(f) of the Bankruptcy Code provides:

The trustee may sell property under subsection (b) or (c) of this section free and clear of any interest in such property of an entity other than the estate, only if—

(1)           applicable nonbankruptcy law permits sale of such property free and clear of such interest;

(2)           such entity consents;

(3)           such interest is a lien and the price at which such property is to be sold is greater than the aggregate value of all liens on such property;

(4)           such interest is in bona fide dispute; or

(5)           such entity could be compelled, in a legal or equitable proceeding, to accept a money satisfaction of such interest.

11 U.S.C. § 363(f).

53.           To facilitate the Sale, the Debtors require authorization to sell free and clear of any and all liens, claims, encumbrances, or interests (except the liabilities expressly assumed by the Buyers in the Purchase Agreements), with any such liens, claims, encumbrances, or interests to attach to the net proceeds of the Sale with the same rights and priorities therein. See In re Riverside Investment P’ship, 674 F.2d 634, 640 (7th Cir. 1982) (“Generally, in a ‘free and clear’ sale, the liens are impressed on the proceeds of the sale and discharged at the time of sale . . . .”). Because section 363(f) is stated in the disjunctive, when selling property of the estate it is only necessary to meet one of the five conditions of that section. In re Dundee Equity Corp., No. 89-B-10233, 1992 WL 53743 at *4 (Bankr. S.D.N.Y. Mar. 6, 1992).

54.           Each lien, claim, encumbrance, or interest that does not constitute an Assumed Sale Liability or Permitted Encumbrance securing an Assumed Sale Liability (as defined in the Purchase Agreements) satisfies at least one of the five conditions of section 363(f), and the Debtors submit that any such lien, claim, encumbrance, or interest will be adequately protected by attachment to the net proceeds of the Sale, subject to any claims and defenses the Debtors may possess with respect thereto. See In re Circus Time, Inc., 5 B.R. at 3. The Debtors believe that each of the parties holding liens on any of the Debtors’ assets to be sold pursuant to the 363 Sale could be compelled to accept a monetary satisfaction of such interests, satisfying section 363(f)(5) of the Bankruptcy Code. In addition, any holders of liens who fail to object to this Motion may be deemed to have consented to the Sale, satisfying section 363(f)(2) of the Bankruptcy Code. Thus, the Debtors submit the Sale free and clear of liens, claims, encumbrances, and interests will satisfy the statutory prerequisites of section 363(f) of the Bankruptcy Code. Accordingly, the Debtors request that the Sale be approved free and clear of all liens, claims, encumbrances, and interests except for Assumed Sale Liabilities and Permitted Encumbrances securing Assumed Sale Liabilities, with such liens, claims, encumbrances, and interests to attach to the net proceeds of the Sale.

C.                                    Compliance with Obligations under the Debtors’ DIP Facility

55.           In addition to fulfilling their obligations to the Buyers, the Debtors must also fulfill their obligations to their postpetition lenders. The Debtors are party to that certain Fourth Amended and Restated Credit and Guaranty Agreement, dated as of March 17, 2006 (as may be amended or modified, the “DIP Facility”) that has provided the Debtors with the necessary liquidity to continue operating their businesses since the commencement of these cases. The Court-approved terms of the DIP Facility provide that upon the receipt of any Net Proceeds(33) in connection with the sale or other disposition of assets by any Debtor obligated under the DIP Facility, as a general matter, such proceeds must be applied for the following purposes: (a) to repay the loans, if any, of such borrower outstanding under the DIP Facility; (b) thereafter, to fully cash collateralize the letters of credit, if any, issued for the account of such Debtor-borrower under the DIP Credit Facility; and (c) finally, to repay pro rata any Permitted Inter-Group Debt (generally defined in the DIP Facility as any post-petition intercompany debt permissibly incurred by a Debtor pursuant to the terms of the DIP Facility) owed or guaranteed by a Debtor in the Borrower Group of the Debtor that has sold its assets.(34)  Accordingly, the

(33)                            Capitalized terms used in this paragraph and not defined herein have the meanings ascribed to such terms in the DIP Facility.

(34)                            The requirements of the DIP Facility summarized in this paragraph apply to asset sales consummated by any Several Loan Party under the DIP Credit Agreement (i.e., any Loan Party other than a Loan Party in the 7A Borrower Group or a Holding Company Guarantors).  In the event of a sale of assets by a Loan Party in the 7A Borrower Group or by a Holding Company Guarantor, as a general matter, upon the receipt of any Net Proceeds in respect thereof, the Net Proceeds of such sale must be applied as follows: (a) first, to repay the loans, if any, of such borrower, outstanding under the DIP Facility; (b) second, to fully cash collateralize the letters of credit, if any, issued for the account of such borrower under the DIP Facility; (c) third, to repay on a pro rata basis the outstanding loans, if any, of all other Debtor-borrowers under the DIP Facility; (d) fourth, to fully cash collateralize the letters of credit, if any, issued for the account of all other borrowers under the DIP Facility; and (e) fifth, to repay pro rata any Permitted Inter-Group Debt owed or guaranteed by any Loan Party.

Debtors will dedicate a portion of the Sale Proceeds to satisfy their outstanding obligations under the DIP Facility, in accordance with its terms.

D.                                    The Buyers are Entitled to the Protections Afforded to a Good Faith
Purchaser

56.           Section 363(m) of the Bankruptcy Code states:

The reversal or modification on appeal of an authorization under subsection (b) or (c) of this section of a sale or lease of property does not affect the validity of a sale or lease under such authorization to an entity that purchased or leased such property in good faith, whether or not such entity knew of the pendency of the appeal, unless such authorization and such sale or lease were stayed pending appeal.

11 U.S.C. § 363(m).

57.           Section 363(m) provides that a purchaser of property of the estate is protected from the effects of a reversal on appeal of the authorization to sell such property as long as the purchaser acted in good faith and the appellant failed to obtain a stay of the sale.

58.           The Bankruptcy Code does not define “good faith,” but courts have adopted various definitions. A good faith purchaser is “one who buys property for value, without knowledge of adverse claims.” In re Mark Bell Furniture Warehouse, Inc., 992 F.2d 7, 8 (1st Cir. 1993). The requirement that a purchaser act in good faith speaks to the integrity of the purchaser’s conduct in the course of the sale proceedings. In re Abbotts Dairies, Inc., 788 F.2d 143, 147 (3d Cir. 1986).

Party in the 7A Borrower Group or by a Holding Company Guarantor, as a general matter, upon the receipt of any Net Proceeds in respect thereof, the Net Proceeds of such sale must be applied as follows: (a) first, to repay the loans, if any, of such borrower, outstanding under the DIP Facility; (b) second, to fully cash collateralize the letters of credit, if any, issued for the account of such borrower under the DIP Facility; (c) third, to repay on a pro rata basis the outstanding loans, if any, of all other Debtor-borrowers under the DIP Facility; (d) fourth, to fully cash collateralize the letters of credit, if any, issued for the account of all other borrowers under the DIP Facility; and (e) fifth, to repay pro rata any Permitted Inter-Group Debt owed or guaranteed by any Loan Party.

59.           The terms and conditions of the Purchase Agreements were negotiated by the Debtors and the Buyers at arm’s length and in good faith and all of the terms thereof have been or will be disclosed. There is no evidence of fraud or collusion in the terms of the proposed sale. The Debtors and the Buyers are not related companies, and they do not share corporate officers or directors. Additionally, the terms of the Purchase Agreements do not personally benefit any insider of the Debtors. Accordingly, the Debtors request that the Court determine that the Buyers have acted in good faith and are entitled to the protections of a good faith purchaser under section 363(m) of the Bankruptcy Code.

E.                                      There is no Improper Collusive Bidding

60.           Section 363(n) of the Bankruptcy Code states:

The trustee [or debtor in possession] may avoid a sale under this section if the sale price was controlled by an agreement among potential bidders at such sale, or may recover from a party to such agreement any amount by which the value of the property sold exceeds the price at which such sale was consummated, and may recover any costs, attorneys’ fees, or expense incurred in avoiding such sale or recovering such amount. In addition to any recovery under the preceding sentence, the court may grant judgment for punitive damages in favor of the estate and against any such party that entered into such agreement in willful disregard of this subsection.

11 U.S.C. § 363(n).

61.           Section 363(n) of the Bankruptcy Code permits a sale to be avoided by the trustee or debtor in possession when sufficient proof is presented that the sale price was controlled by an agreement among the bidders. Alternatively, the debtor may recover from a party to such agreement any excess of value over the purchase price. “Potential bidders” under the statute is defined as “all persons who are contemplating making an offer to purchase property of a bankrupt estate that the trustee seeks to sell, whether such sale be private or at public auction.”  Ramsay v. Vogel, 970 F.2d 471, 473 (8th Cir. 1992).

62.           To invoke section 363(n), a party challenging a sale must show an agreement that controls the sale price and not merely an agreement that affects the price. See Lone Star Indus., Inc. v. Compania Naviera Perez Compac (In re New York Trap Rock Corp.), 42 F. 3d 747, 752 (2d Cir. 1994) (stating that “the influence on the sale price must be an intended objective of the agreement, and not merely an unintended consequence, for the agreement among potential bidders to come within the prohibition of § 363(n)”); In re Gucci, 126 F.3d 380 (2d Cir. 1997) (noting that section 363(n) requires an agreement among bidders to influence the sale price and not merely an agreement that affects the price); Birdsell v. Fort McDowell Sand & Gravel (In re Sanner), 218 B.R. 941, 946 (Bankr. D. Ariz. 1998) (“in order for there to be collusive bidding under § 363(n), the parties to the agreement must intend for the agreement to control the sale price and it must in fact actually control the sales price”). The mere existence of a joint bid does not itself amount to collusive bidding. See In re Edwards, 228 B.R. 552 (Bankr. E.D. Pa. 1998) (holding that simple fact that the two bidders had combined forces was not prima facie evidence of collusion).

63.           Further, a finding that an agreement was intended to control the sale price is not sufficient by itself to require rejection of the sale. In order to avoid the sale, the party challenging the sale must still prove that the price paid was below market value. See In re Edwards, 228 B.R. at 566 (“[a]bsent a showing that the agreement did deprive the estate of fair value for the assets, the sale should be confirmed”). Given the substantial control premium included in the Sale, such showing would be almost impossible to make.

64.           There is no evidence here that the Buyers colluded with any other bidder to control the price to be paid pursuant to the Sale. On the contrary, the Buyers’ election to pursue a joint bid likely resulted in a higher offer for the Debtors’ assets than either could have made individually.(35)  Accordingly, the Debtors respectfully request that the Court enter a finding that there is no basis for the Sale to be set aside pursuant to section 363(n).

F.                                      Assumption and Assignment of Certain
Executory Contracts and Unexpired Leases

65.           On October 14, 2005, this Court entered an order (the “Cure Procedures Order”) establishing procedures governing the assertion of certain cure amounts and deadlines for objections in respect of certain contracts and leases that may be retained, assumed and/or assigned by the Debtors in connection with the Sale.(36)  The Cure Procedures Order authorized the Debtors to send notices (each, a “Cure Notice”) to non-Debtor parties to certain contracts and leases informing such parties of the proposed retention, assumption and/or assignment of their agreement with the Debtor. Although the Plan originally constituted the Debtors’ motion to retain, assume and/or assign these contracts and leases. That aspect of the relief requested in the Plan is now embodied herein. This shift has no effect on the Cure Notices (or responses thereto) that were served on and after December 15, 2005. To date, the Debtors have sent over 40,000 Cure Notices to non-Debtor parties to agreements and leases (including over 2,000 Cure Notices to local franchising authorities).

(35)                            A significant issue that the Debtors grappled with during the sale process was whether to permit Time Warner and Comcast to bid jointly for the Debtors’ assets.  A joint bid allowed Time Warner and Comcast to unwind certain preexisting corporate entanglements.  As the continuation of these existing relationships would, arguably, have impeded either bidder’s participation in the auction on an individual basis, the Board ultimately decided to permit them to submit a joint bid.  Prior to reaching that conclusion, the Board raised and discussed the issue with representatives of the Creditors’ Committee and its members.  Collectively, all parties agreed that a joint bid submitted by Time Warner and Comcast would yield the most attractive offer for the Debtors’ assets — an assumption that proved to be correct.

(36)                            Although the Cure Procedures Order refers to “agreements, contracts and leases proposed to be retained, assumed and/or assigned under the Plan,” the Debtors submit that the relief granted pursuant to that Order is equally applicable where such agreements, contracts and leases are proposed to be retained, assumed and/or assigned pursuant to a sale of assets under section 363 of the Bankruptcy Code.  Moreover, given the advance notice and other due process considerations that preceded the upcoming hearing to resolve objections to the Debtors’ proposed retention, assumption and/or assignment of agreements, no counter-party to such an agreement will be prejudiced by this interpretation and application of the existing procedures.

66.           The Debtors received approximately 100 objections to the Cure Notices (each, a “Cure Objection”), and have worked with the objecting parties to resolve a significant number of the Cure Objections. Prior to the hearing to consider the relief requested herein, the Debtors will appear before this Court, on May 31, 2006, to seek approval of the retention, assumption and/or assignment of certain agreements and leases over the objections of certain counter-parties.(37)  Accordingly, the Debtors anticipate that any disputed issues related to the retention, assumption and/or assignment of such agreements will be largely resolved before the Sale Hearing commences.(38)

67.           To facilitate and effect the Sale, the Debtors seek this Court’s approval of the assumption and assignment of those executory contracts and unexpired leases for which a Cure Notice has been (or will be) sent (the “Assumed Contracts”) to the Buyers. Section 365(a) of the Bankruptcy Code provides that a debtor in possession “subject to the court’s approval may assume or reject any executory contracts or unexpired leases of the debtor.” 11 U.S.C. § 365(a). Upon finding that debtors have exercised their sound business judgment in determining to assume an executory contract or unexpired lease, courts will approve the assumption under section 365(a) of the Bankruptcy Code. See Nostas Assocs. v. Costich (In re Klein Sleep Prods.,

(37)                            In connection with the May 31, 2006, hearing, on May 22, 2006, the Debtors filed “The Debtors’ Omnibus Response to the Contract and Plan Objections of Local Franchising Authorities.”  See Docket No. 10934.

(38)                            Certain Cure Objections may not be heard at the May 31, 2006 hearing to consider contract-related issues.  The Debtors are still in negotiations with certain objecting parties in an attempt to resolve such objections without the need to submit the issue to the Court.  To the extent the Debtors are not able to resolve such objections, the Debtors will schedule a hearing before the Court to seek approval of the assumption and assignment of additional agreements.

Moreover, in light of the fact that the Debtors still anticipate distributing additional Cure Notices, certain parties may yet file objections to the proposed retention, assumption and/or assignment of agreements.  Upon receipt of any such additional objections, the Debtors will seek resolution with the objecting party, and, to the extent the Debtors cannot resolve one or more objections, the Debtors will schedule a hearing before the Court to seek approval of the assumption and assignment of additional agreements.

Inc.), 78 F.3d 18, 25 (2d Cir. 1996); Orion Pictures Corp. v. Showtime Networks, Inc. (In re Orion Pictures Corp.), 4 F.3d 1095, 1099 (2d Cir. 1993).

68.           Section 365(b) of the Bankruptcy Code requires that a debtor in possession meet certain additional requirements to assume an executory contract or unexpired lease:

If there has been a default in an executory contract or unexpired lease of the debtor, the trustee may not assume such contract or lease unless, at the time of assumption of such contract or lease, the trustee—

(A)          cures, or provides adequate assurance that the trustee will promptly cure, such default;

(B)           compensates, or provides adequate assurance that the trustee will promptly compensate, a party other than the debtor to such contract or lease, for any actual pecuniary loss to such party resulting from such default; and

(C)           provides adequate assurance of future performance under such contract or lease.

11 U.S.C. § 365(b). This section does not apply to a default that is a breach of a provision relating to:

(A)          the insolvency or financial condition of the debtor at any time before the closing of the case;

(B)           the commencement of a case under this title;

(C)           the appointment of or taking possession by a trustee in a case under this title or a custodian before such commencement; or

(D)          the satisfaction of any penalty rate or provision relating to a default arising from any failure by the debtor to perform nonmonetary obligations under the executory contract or unexpired lease.

11 U.S.C. § 365(b)(2).

69.           Section 365(b)(1) of the Bankruptcy Code requires that the Debtors cure, or provide adequate assurance that they will promptly cure, any outstanding defaults under the

Assumed Contracts in connection with the assumption and assignment of these agreements to the Buyers. To this end, the Debtors have computed the appropriate cure amount (the “Cure Amount”) for each Assumed Contract and have listed such amount on the applicable Cure Notice.

70.           The meaning of “adequate assurance of future performance” depends on the facts and circumstances of each case, but should be given “practical, pragmatic construction.” See Carlisle Homes, Inc. v. Arrari (In re Carlisle Homes, Inc.), 103 B.R. 524, 538 (Bankr. D.N.J. 1989) (citation omitted); see also In re Natco Indus., Inc., 54 B.R. 436, 440 (Bankr. S.D.N.Y. 1985) (adequate assurance of future performance does not mean absolute assurance that debtor will thrive and pay rent); In re Bon Ton Rest. & Pastry Shop, Inc., 53 B.R. 789, 803 (Bankr. N.D. Ill. 1985) (“[a]lthough no single solution will satisfy every case, the required assurance will fall considerably short of an absolute guarantee of performance.”)

71.           Among other things, adequate assurance may be given by demonstrating the assignee’s financial health and experience in managing the type of enterprise or property assigned. See In re Bygaph, Inc., 56 B.R. 596, 605-06 (Bankr. S.D.N.Y. 1986) (adequate assurance of future performance is present when prospective assignee of lease has financial resources and expressed willingness to devote sufficient funding to business to give it strong likelihood of succeeding; chief determinant of adequate assurance is whether rent will be paid).(39)

72.           To facilitate the assumption and assignment of the Assumed Contracts, the Debtors request that the Court hold all anti-assignment and change in control provisions, if any,

(39)                            See Declaration of Satish R. Adige in Support of the Debtors’ Omnibus Response to the Contract and Plan Objections of Local Franchising Authorities, executed on May 20, 2006, docket no. 10941, and Declaration of Robert Pick in Support of the Debtors’ Omnibus Response to the Contract and Plan Objections of Local Franchising Authorities, executed on May 22, 2006, docket no. 10982.  The Debtors anticipate that a finding with respect to adequate assurance will be made in connection with the May 31, 2006 hearing.

contained in the Assumed Contracts to be unenforceable under section 365(f) of the Bankruptcy Code. Notwithstanding any anti-assignment language in an Assumed Contract, the Debtors seek permission to assign such Assumed Contract pursuant to the Cure Procedures Order.

73.           Also, pursuant to section 365(k) of the Bankruptcy Code, the Debtors and their estates shall be relieved from any liability for any breach of any Assumed Contract after such assignment to and assumption by the Buyers.

G.                                     The Sale Should be Exempt from Applicable Transfer Taxes

74.           Section 1146(c) of the Bankruptcy Code provides:

The issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of this title, may not be taxed under any law imposing a stamp tax or similar tax.

11 U.S.C. § 1146(c). Section 105(a) of the Bankruptcy Code further provides the “court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of this title.” 11 U.S.C. § 105(a).

75.           Section 1146(c) of the Bankruptcy Code expressly exempts certain sales and transfers made under a plan of reorganization from stamp taxes and other applicable transfer taxes. In the Second Circuit, section 1146(c) has been construed to include transfers which occur outside a chapter 11 plan of reorganization and before plan confirmation, provided that such sales and transfers enable the confirmation and consummation of a chapter 11 plan for the debtor. See City of New York v. Jacoby-Bender, Inc. (In re Jacoby-Benders, Inc.), 758 F.2d 840, 842 (2d Cir. 1985); see also In re Permar Provisions, Inc., 79 B.R. 530 (Bankr. E.D.N.Y. 1987); City of New York v. Smoss Enters. (In re Smoss Enters.), 54 B.R. 950 (E.D.N.Y. 1985). In so holding, the courts have focused on whether the sale and transfer is “necessary to the consummation of the plan.” Jacoby-Bender, 758 F.2d at 842.

76.           In the instant case, the Sale is critically necessary to the confirmation and  consummation of the Plan with respect to the Joint Ventures, and any subsequently modified Plan for the other Debtors, and therefore should be deemed to be “under a plan.”  In this case, not only do the Debtors seek to consummate the 363 Sale at the same time as the Joint Venture Plan, as set forth more fully above, it is still possible that the Debtors may be able to confirm a plan of reorganization for each of the Debtors on or around the Outside Date. The Sale, however, is critical to the Debtors’ strategy for emergence from chapter 11; indeed the value to be realized from the Sale is the centerpiece of that strategy as it will generate substantial Sale Proceeds for distribution to creditors. If the Debtors fail to consummate the Sale by the Outside Date, and the Purchase Agreements are terminated, it is far from certain that the Debtors can provide the same level of recovery for their creditors under a stand-alone plan for emergence. Accordingly, the Debtors submit that the Sale is essential to confirmation of a chapter 11 plan for the Debtors, and thus falls within the scope of the exemption provided for under section 1146(c) of the Bankruptcy Code. See Permar Provisions, 79 B.R. at 534 (sale of property one year prior to plan confirmation was exempt under section 1146(c) where sale proceeds were distributed to secured and unsecured creditors). Accordingly, the Debtors seek this Court’s authorization to consummate the Sale exempt from all Transfer Taxes.

77.           Certain states and localities in which assets to be sold pursuant to the Sale are located have or may have statutes or regulations requiring creditor notification before bulk transfers are conducted or other restrictions concerning the sale of the Debtors’ assets. The Debtors have not conducted a comprehensive study of such requirements for every state, city and town in which the Sale assets are located. However, certain of the statutes and regulations may provide that if a bankruptcy sale is court authorized, then a company need not comply with such statutes or regulations. Moreover, in the context of bankruptcy cases such as these, where creditors are given notice of the proposed sale in advance, as well as an opportunity to be heard before this Court, the application of such statutes and regulations would be redundant and unnecessary. Accordingly, the Debtors seek this Court’s authorization to consummate the Sale without the necessity of complying with any state or local bulk transfer or other requirements.

H.                                    Request for Relief Under Bankruptcy Rule 6004(g)

78.           Fed. R. Bankr. P. 6004(g) provides an “order authorizing the use, sale, or lease of property is stayed until the expiration of 10 days after entry of the order, unless the court orders otherwise.” Fed. R. Bankr. P. 6004(g). The Debtors request that any order approving the Sale be effective immediately upon entry of such order by providing that the ten-day stay shall not apply.

NOTICE

79.           Copies of this Motion will be provided to: (a) counsel to the agents for the Debtors’ prepetition and postpetition lenders; (b) counsel to the Official Committee of Unsecured Creditors; (c) counsel to the Official Committee of Equity Security Holders; (d) the Office of the United States Trustee; (e) counsel to the Buyers; and (f) all parties that have filed a notice pursuant to Bankruptcy Rule 2002 as of the day prior to the date of this Motion. Further, all persons and entities required to be served with the Sale Notice pursuant to the Notice Procedures, once approved by the Court, will receive notice of this Motion, the 363 Sale and the Joint Venture Plan. The Debtors submit that, under the circumstances, no other or further notice of this Motion or the relief requested herein is required.

80.           This Motion does not raise any novel issues of law. Accordingly, the Debtors respectfully request that the Court waive the requirement contained in Rule 9013-1(b) of the Local Bankruptcy Rules for the Southern District of New York that the Debtors file a separate memorandum of law in support of this Motion.

81.           No previous motion for the relief sought herein has been made to this or any other court.

CONCLUSION

WHEREFORE, the Debtors respectfully request entry of an order granting the relief requested herein and such other or further relief as is just.

Dated:  May 26, 2006

WILLKIE FARR & GALLAGHER LLP
Attorneys for Debtors and
Debtors in Possession

By:	/s/ MARC ABRAMS
Myron Trepper (MT-2636)
Marc Abrams (MA-0735)
Rachel C. Strickland (RS-3787)

787 Seventh Avenue
New York, New York 10019-6099
(212) 728-8000

Exhibit A

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,))		Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

ORDER PURSUANT TO SECTIONS 105, 363, 365
AND 1146(c) OF THE BANKRUPTCY CODE AND RULES
2002, 6004, 6006 AND 9014 OF THE FEDERAL RULES OF
BANKRUPTCY PROCEDURE APPROVING NEW PROVISIONS
FOR TERMINATION AND FOR THE PAYMENT OR CREDITING
OF THE BREAKUP FEE AND GRANTING RELATED RELIEF

Upon the motion, dated May 26, 2006 (the “Motion”), of the above-captioned debtors and debtors in possession (the “Debtors”), pursuant to sections 105, 363, 365 and 1146(c) of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) seeking approval of: (i) a form of notice regarding certain hearing dates and objection deadlines (the “Notice Relief”); (ii) new provisions for termination and for the payment or crediting of the Breakup Fee;1 (iii) the sale of substantially all assets of Adelphia Communications Corporation and its affiliated debtors to Time Warner NY Cable LLC and certain other assets to Comcast Corporation free and clear of liens, claims, encumbrances and interests and exempt from applicable transfer taxes; (iv) the retention, assumption and/or assignment of certain agreements, contracts and leases; and (v) the granting of related relief; and a hearing having been held on June 8, 2006 (the “Additional Buyer Provisions Hearing”) to consider approval of the Additional Buyer Provisions set forth in those certain amendments (the “Amendments”) to the Purchase

1                     Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Motion.

1

Agreements (as amended, the “Amended Purchase Agreements”), as more fully set forth in the Motion; and it appearing that notice of the Motion was good and sufficient under the circumstances and that no other or further notice need be given; and the Court having reviewed the Motion and all objections thereto, if any, and having heard the statements in support of the relief requested therein at the Additional Buyer Provisions Hearing; and upon the full record of these cases; and it appearing that entry of this order is in the best interests of the Debtors, their estates, and all parties in interest; and after due deliberation and good cause appearing therefor,

IT IS HEREBY FOUND AND DETERMINED THAT:2

A.            The Court has jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334 and the Standing Order of Referral of Cases to Bankruptcy Court Judges of the District Court for the Southern District of New York, dated July 19, 1984 (Ward, Acting C.J.). This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2), and venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B.            Due and proper notice of the Motion was provided in accordance with this Court’s Order to Show Cause, dated May __, 2006, and as set forth in the Motion, and no other or further notice need be provided.

C.            The Debtors have demonstrated a compelling and sound business justification for the Additional Buyer Provisions set forth in the Amended Purchase Agreements annexed hereto as Exhibit A.

2                     Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

2

D.            The payment of the Breakup Fee pursuant to the terms of the Amended Purchase Agreements is fair and reasonable and provides a benefit to the Debtors’ estates and parties in interest in these cases.

E.             Any payment by the Debtors’ to the Buyers (pursuant to the Amended Purchase Agreements) of the Breakup Fee is: (i) an actual and necessary cost and expense of preserving the Debtors’ estates, within the meaning of section 503(b) of the Bankruptcy Code; (ii) a substantial benefit to the Debtors’ estates; and (iii) reasonable and appropriate, in light of, among other things (a) the size and nature of the proposed Sale, (b) the substantial efforts that will have been expended by the Buyers in connection with pursuit of the Sale and (c) the benefits the Buyers will have provided to the Debtors’ estate and creditors and all parties in interest herein.

F.             The entry of this Order is in the best interests of the Debtors and their estates, creditors and interest holders and all other parties in interest herein; and it is therefore

ORDERED, ADJUDGED AND DECREED THAT:

1.             The Additional Buyer Provisions, as set forth in the Amended Purchase Agreements are hereby approved pursuant to sections 105(a), 363(b), 364, 503 and 507 of the Bankruptcy Code, and all objections thereto are overruled. The Bidding Procedures Order and the Supplemental Order are modified and supplemented hereby. To the extent there are any inconsistencies between the Bidding Procedures Order or the Supplemental Order and this Order, this Order shall control in all cases. Except to the extent modified or supplemented hereby, the Supplemental Order shall continue to be in full force and effect.

2.             The Debtors may not elect to terminate the Amended Purchase Agreements prior to September 1, 2006 (other than pursuant to Section 8.3(b) of the Amended Purchase

3

Agreements). If the Debtors have notified the Buyers in writing that they have terminated their efforts to pursue the 363 Sale prior to July 31, 2006, the Amendments will be deemed to have been rescinded immediately prior to such written notice, and this Order shall be of no further force or effect.

3.             If the Breakup Fee becomes payable pursuant to the Amended Purchase Agreements and this Order, no other termination fee will be payable pursuant to Section 8.5(b) of the Amended Purchase Agreements.

4.             If the Debtors become obligated to pay, or credit, the Breakup Fee, such obligation shall be joint and several, absolute and unconditional and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever and shall not be amended, discharged, expunged or released in any respect pursuant to any plan or plans for the Debtors. Except as hereinafter provided and as provided in the Amended Purchase Agreements, the Breakup Fee pursuant to the terms of the Additional Buyer Provisions shall be the sole remedy of Time Warner and/or Comcast if the Amended Purchase Agreements are terminated under circumstances where the Breakup Fee is payable. Time Warner and/or Comcast shall have no other remedy against the Debtors and the Board and their respective advisors with respect to the subject matter of the Amended Purchase Agreements, other than, with respect to the Debtors only, for any willful breach by the Debtors of the Amended Purchase Agreements prior to their termination.

5.             The Debtors are authorized and empowered to take such steps, expend such sums of money, and do such other things as may be necessary to implement and effect the terms and requirements established under this Order.

4

6.             The automatic stay provision of section 362 of the Bankruptcy Code shall not apply to the Buyers’ right to terminate the Amended Purchase Agreements in accordance with the terms of the Amended Purchase Agreements.

7.             The execution of the Amended Purchase Agreements shall have no effect upon, and shall not be deemed to alter, the terms of Section 5.10 of the Time Warner Purchase Agreement or Section 5.8 of the Comcast Purchase Agreement which shall continue to be in full force and effect.

8.             This Order shall be binding upon, and inure to the benefit of Time Warner and Comcast and their affiliates, successors and assigns, and the Debtors, including any chapter 7 or 11 trustee or other fiduciary appointed for the estates of the Debtors, whether in these cases, subsequent bankruptcy cases or upon dismissal of any of these cases and no order shall be entered in these cases which is inconsistent with the terms hereof.

9.             Notwithstanding Bankruptcy Rule 6004(g), this Order shall not be stayed for ten (10) days after the entry hereof and this Order shall be effective and enforceable immediately upon signature hereof.

10.           This Court shall retain jurisdiction over any matters related to or arising from the implementation of this Order, including, but not limited to, any matter, claim or dispute arising from or relating to the Additional Buyer Provisions and the implementation of this Order.

Dated:  June __, 2006

HONORABLE ROBERT E. GERBER
UNITED STATES BANKRUPTCY JUDGE

5

Exhibit B

SECTION 363 SALE PROPOSAL

Structure of the sale:

The structure of the sale will remain essentially unchanged. The Comcast joint ventures will continue to be sold pursuant to a plan for the joint ventures. All other assets will be sold pursuant to section 363 of the Bankruptcy Code free and clear of all Liens and Liabilities except as set forth in the Purchase Agreements. Closing of the sale of the joint ventures and the 363 transaction will be conditioned on each other.

TW NY/Comcast Consideration:

TW NY and Comcast will purchase the Transferred Assets and assume the Assumed Liabilities for the same consideration. The Purchase Shares will either be issued to (a) the Distribution Company that will be established for receipt of the consideration or (b) Adelphia.

Initial Public Float:

The Distribution Company (or Adelphia) will sell pursuant to a registered firm commitment underwritten public offering at least 33-1/3% (inclusive of any overallotment option) of the shares received by it at the Closing, no later than 3 months following effectiveness of a registration statement to be filed by TWC (TWC and Adelphia to cooperate to ensure that the effective date and public offering are effected at a time that is mutually beneficial in accordance with the time periods provided for herein).

Such 3 month period shall be extended for a period equal to the length of (i) any blackout period (including those described under Subsequent Sale of Shares below), (ii) the period necessary to prepare and have declared effective any post-effective amendment to the registration statement that is necessary under law, (iii) up to 3 months to the extent that the Managing Underwriters (as defined below) determine that the offering should be delayed due to market conditions and (iv) up to 3 months to the extent the Managing Underwriters determine that any material event at TWC has occurred that adversely affects the pricing in any material respect.

In any such underwritten offering, TWC shall select two of the three lead book running managers (the “Managing Underwriters”) and (A) if TWC elects to have additional Managing Underwriters, half of such Managing Underwriters and (B) half of the co-managers (each subject to Adelphia’s consent, not to be unreasonably withheld). Adelphia shall select one of the three Managing Underwriters and (x) if applicable, half of any additional Managing Underwriters and (y) half of the co-managers (each subject to TWC’s consent, not to be unreasonably withheld).

TWC will pay all offering expenses and filing fees (excluding all underwriting fees or commissions).

The offering price of the TWC shares and the gross spread shall be determined by Adelphia (following consultation with TWC and in accordance with the recommendations of the Managing Underwriters and as necessary to effectuate such sale; provided that Adelphia may delay such sale by up to 72 hours if such delay would not require any additional sales efforts by TWC and the Managing Underwriters agree that such delay will not adversely affect the offering).

TWC will use commercially reasonable efforts (it being understood that expenses incurred in connection with the preparation and filing of a registration statement and the listing of the shares will not be a factor) (i) to file the registration statement at such time as would be necessary to have the registration declared effective as promptly as practicable following the Closing but no later than the later of (A) five months following the Closing and (B) January 31, 2007, (ii) subject to such extensions as Adelphia consents to (such consent not to be unreasonably withheld), to have the registration statement declared effective as promptly as practicable but no later than such date and (iii) to list the shares on the NYSE.

TWC and Adelphia (including, if applicable, the Distribution Company) will enter into customary underwriting agreements containing customary lock-ups, indemnification of underwriters and of Adelphia and TWC and requirements to deliver customary documentation (including comfort letters).

Adelphia will use commercially reasonable efforts to provide TWC with all necessary financial statements (and cause to be provided all necessary consents relating thereto) relating to Adelphia required for inclusion in the registration statement in a timely manner; it being understood that (a) if the closing occurs before September 30, 2006, such statements would be limited to the second quarter 10-Q, unless additional financial statements are required by the SEC, and (b) expenses incurred in connection with the preparation of such financial statements will not be a factor in the measurement of such commercially reasonable efforts.

TWC will participate in customary activities in connection with the offering (including road shows).

The foregoing shall not apply if Adelphia consummates a plan of reorganization that is not a “holdback” plan and pursuant to which the Purchase Shares are distributed to the ultimate claimants prior to the sale of the TWC shares pursuant to the registration procedures described above.

Subsequent Sale of Shares:

The remaining Purchase Shares will be distributed to the ultimate claimants under section 1145 of the Bankruptcy Code pursuant to a plan of reorganization for the remaining Adelphia Debtors (or if the section 1145 exemption is not available, pursuant to a registration statement filed by TWC in such manner that the shares will be able to be freely resold as of the effective date of such plan). In addition, the Distribution Company (or Adelphia) shall have one demand registration right exercisable after completion of the initial offering contemplated above but prior to consummation of a plan of reorganization for the remaining Adelphia Debtors. Such registration shall be in the form of a registered firm commitment underwritten public offering. The rights and obligations of the parties in respect of such offering will be subject to the same terms and conditions as those described above except that the Distribution Company (or Adelphia) shall bear all offering expenses and filing fees.

TWC’s obligation to effect such registration (or otherwise take any action in connection therewith) may be delayed for so long as such registration or sale would, in TWC’s judgment, (i) materially interfere with the business activities or plans of TWC, (ii) adversely affect TWC or its trading markets, (iii) require the disclosure of material non-public information which disclosure would be detrimental to TWC or (iv) require the inclusion of financial statements of TWC that are not then available.

Piggy-Back

Adelphia shall be permitted to piggy-back on any TWC offering subsequent to a TWC IPO on a customary basis (except that TWC or any other person participating in such registration shall have full priority over Adelphia).

TWC Shares Held by Comcast	If, following the Closing, Comcast continues to hold shares of TWC, Comcast shall have first priority with respect to the sale and registration of such shares.

Changes to Conditions to Closing of APA:

Deletion of requirement for Confirmation Order of a Plan for debtors other than the Transferred Joint Venture Entities and consummation thereof (other than in respect of the joint venture transactions); inclusion of order approving sale pursuant to section 363 of the Bankruptcy Code.

Deletion of requirement to have Purchase Shares registered and approved for listing on the NYSE.

Other Changes to APA:	References to Confirmation Order for debtors other than the Transferred Joint Venture Entities and related definitions to be amended.

As per the existing APAs, fiduciary out to be eliminated upon commencement of Confirmation Hearing on May 15, 2006.

Existing termination fee arrangements to remain in effect except as otherwise provided below.

If neither APA has been terminated by a Buyer prior to 9/1/06 (except in the case of a termination by Comcast that results in the Expanded Transaction where all of the conditions thereto have been satisfied other than (x) approval by the Bankruptcy Court or (y) any condition that has not been satisfied where such failure to be satisfied was proximately contributed to by a breach by Seller) and the Closing has not occurred on or before 8/31/06 (other than due to the failure to obtain FCC approval, a breach by Buyer that proximately contributes to the failure of the Closing to so occur or the occurrence of a Parent MAE, so long as Adelphia has not notified TW NY and Comcast in writing that it has terminated its efforts to pursue a 363 sale prior to 7/31/06, an amount equal to the current termination fee will be either (a) credited against the Purchase Price if the Closing occurs or (b) paid upon the earlier of (i) consummation of an Acquisition (as defined in the APAs) and (ii) the effective date of a chapter 11 plan of Seller and/or its Affiliates involving a substantial portion of their assets. If the foregoing fee is payable, no other termination fee will be payable pursuant to Section 8.5(b) of the APAs.

The revised fee structure shall be approved by the Bankruptcy Court prior to the execution of an amendment.

Adelphia may not elect to terminate the APAs prior to 9/1/06 (other than pursuant to Section 8.3(b) of the APAs).

If Adelphia has notified TW NY and Comcast in writing that it has terminated its efforts to pursue a 363 sale prior to 7/31/06 the amendments to the APA described herein will be deemed to have been rescinded immediately prior to such written notice.

To the extent an exemption from Transfer Taxes under section 1146 is not available but would more likely than not have been available if the sale had been under a Plan, Seller to pay all such incremental Transfer Taxes payable as a result of the transactions (it being understood that Seller shall bear the burden of proving that it is not more likely than not that section 1146 would have applied to exempt any given portion of the Transfer Taxes if the sale had been under a plan). Buyer shall file all Transfer Tax Returns related to such Transfer Taxes.

Revised POR to be exhibit to amended APAs.

Exhibit C

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
	)	Jointly Administered
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)
)

NOTICE OF SALE OF SUBSTANTIALLY ALL OF THE
DEBTORS’ ASSETS TO TIME WARNER NY CABLE LLC AND
COMCAST CORPORATION PURSUANT TO SECTIONS 105, 363,
365 AND 1146 OF THE BANKRUPTCY CODE AND RULES 2002, 6004,
6006 AND 9014 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE

PLEASE TAKE NOTICE THAT on April 20, 2005, Adelphia Communications Corporation, one of the above-captioned debtors and debtors in possession (collectively, the “Debtors”), entered into asset purchase agreements (the “Purchase Agreements”) with Time Warner NY Cable LLC (“Time Warner”) and Comcast Corporation (“Comcast” and, together with Time Warner, the “Buyers”) pursuant to which the Buyers agreed to purchase substantially all of the Debtors’ assets.

PLEASE TAKE FURTHER NOTICE THAT the Debtors initially proposed to sell their assets to the Buyers pursuant to a plan of reorganization in the Debtors’ cases, most recently in the Debtors’ Modified Fourth Amended Joint Plan of Reorganization, dated April 28, 2006 (the “April Plan”). The Debtors, with the exception of the Parnassos Debtors and the Century-TCI Debtors (as such terms are defined in the April Plan and, collectively, the “Joint Venture Debtors”), have now determined to seek authority to sell their assets to the Buyers pursuant to section 363 of title 11 of the United States Code (the “Bankruptcy Code”), rather than under a plan or plans of reorganization.

PLEASE TAKE FURTHER NOTICE THAT on May 26, 2006, the Debtors filed a Motion Pursuant to Sections 105, 363, 365 and 1146(c) of the Bankruptcy Code and Rules 2002, 6004, 6006, and 9014 of the Federal Rules of Bankruptcy Procedure Seeking Approval of: (I) a Form of Notice Regarding Certain Hearing Dates and Objection Deadlines; (II) New Provisions for Termination and for the Payment or Crediting of the Breakup Fee; (III) the Sale of Substantially All Assets of Adelphia Communications Corporation and its Affiliated Debtors (the “Sale”) Free and Clear of Liens, Claims, Encumbrances, and Interests and Exempt from Applicable Transfer Taxes; (IV) the Retention, Assumption and/or Assignment of Certain Agreements, Contracts and Leases; and (V) the Granting of Related Relief (the “Motion”).

PLEASE TAKE FURTHER NOTICE THAT, pursuant to the Motion, the Debtors are seeking authority to sell substantially of their assets (except as set forth above) to the Buyers, free and clear of all liens, claims, interests and encumbrances, including but not limited to all Encumbrances and Liabilities (other than Permitted Encumbrances securing Assumed Liabilities) (each as defined in the Purchase Agreements), with any such liens, claims, encumbrances, or interests to attach to the net sale proceeds of the Sale, subject to further order of the Bankruptcy Court (as defined below).

PLEASE TAKE FURTHER NOTICE THAT on May 26, 2006, the Honorable Robert E. Gerber, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order approving the form and manner of this notice.

PLEASE TAKE FURTHER NOTICE THAT the Debtors intend to propose a modified plan of reorganization for the Joint Venture Debtors (as the same may be amended and/or modified, the “Joint Venture Plan”), which will be a plan of reorganization solely for the Joint Venture Debtors. Pursuant to the Joint Venture Plan, the Debtors’ equity interests in the Joint Venture Debtor Parents will be transferred to Comcast under the Joint Venture Plan. The Debtors do not believe that the modifications to the April Plan to be embodied within the Joint Venture Plan will change the treatment of the creditors and equity interest holders of the Joint Venture Debtors in a material and adverse manner. Accordingly, the Debtors do not believe they will be required to re-solicit acceptances of the Joint Venture Plan from those creditors of the Joint Venture Debtors entitled to vote on such plan. The Debtors will file a separate motion seeking approval of the modifications of the April Plan to be included within the Joint Venture Plan.

PLEASE TAKE FURTHER NOTICE THAT on October 22, 2004, the Bankruptcy Court entered that certain Order Pursuant to Sections 105, 363, 503, 507 and 1123 of the Bankruptcy Code, Approving Bidding Procedures and Bid Protections in Connection with the Direct or Indirect Sale of Substantially All of the Assets of Adelphia Communications Corporation and Certain of its Affiliates (the “Bid Protections Order”). On April 21, 2005, the Bankruptcy Court entered an order supplementing the Bid Protections Order (the “Supplemental Order”).

PLEASE TAKE FURTHER NOTICE THAT the Motion also seeks approval of certain changes to the provisions of the Purchase Agreements that previously had been approved by the Bid Protections Order and the Supplemental Order (the “Additional Buyer Provisions”). A hearing (the “Additional Buyer Provisions Hearing”) will be held before the Honorable Robert E. Gerber, United States Bankruptcy Judge, in Courtroom 621, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10004 on June 8, 2006 at 9:45 a.m. (prevailing Eastern Time), or as soon thereafter as counsel can be heard, to consider entry of an order approving the Additional Buyer Provisions (the “Additional Buyer Provisions Order”).

PLEASE TAKE FURTHER NOTICE that objections, if any, to entry of the Additional Buyer Provisions Order must be filed no later than 4:00 p.m. (prevailing Eastern Time) on June 5, 2006 (the “Additional Buyer Provisions Objection Deadline”). Objections must: (i) be made in writing; (ii) state with particularity the legal and factual ground therefor; (iii) conform to the Bankruptcy Rules and the Local Rules of this Court; (iv) be filed with the Bankruptcy Court electronically in accordance with General Order M-182 (General Order M-182 and the User’s Manual for the Electronic Case Filing System can be found at www.nysb.uscourts.gov, the official website for the Bankruptcy Court), by registered users of the Bankruptcy Court’s case filing system and, by all other parties in interest, on a 3.5 inch disk,

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preferably in Portable Document Format (PDF), Microsoft Word or any other Windows-based word processing format (with a hard-copy delivered directly to Chambers); and (v) be served upon the following parties (collectively, the “Notice Parties”) so as to actually be received by each of the Notice Parties no later than 4:00 p.m. (prevailing Eastern Time) on June 5, 2006:

(a)                                  Willkie Farr & Gallagher LLP, attorneys for the Debtors, 787 Seventh Avenue, New York, New York 10019 (Attn:  Marc Abrams, Esq. and Rachel Strickland, Esq.);

(b)                                 Adelphia Communications Corporation, 5619 DTC Parkway, 8th Floor, Greenwood Village, CO 80111 (Attn:  Brad Sonnenberg, Esq.);

(c)                                  counsel to the Buyers, (1) Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064 (Attn: Alan W. Kornberg, Esq. and Jeffrey Saferstein, Esq.), and (2) Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103-7599 (Attn: William Slaughter, Esq. and Richard S. Perelman, Esq.);

(d)                                 counsel to the Official Committee of Unsecured Creditors, Kasowitz Benson Torres & Friedman LLP, 1633 Broadway, New York, New York 10019 (Attn:  David M. Friedman, Esq. and Adam L. Shiff, Esq.);

(e)                                  counsel to the Official Committee of Equity Security Holders, Morgenstern Jacobs & Blue, LLC, 885 Third Avenue, New York, New York 10022 (Attn: Peter D. Morgenstern, Esq. and Gregory A. Blue, Esq.);

(f)                                    the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, New York 10004-2112 (Attn:  Tracy Hope Davis, Esq.);

(g)                                 the following counsel to the Debtors’ prepetition lenders, (1) Mayer, Brown, Rowe & Maw, 1675 Broadway, New York, NY 10019 (Attn: Kenneth Noble, Esq.), (2) Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, NY 10005 (Attn: Luc Despins, Esq.), (3) Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, NY 10005 (Attn: Dennis F. Dunne, Esq.), (4) Haynes & Boone LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202 (Attn: Robin E. Phelan, Esq.), (5) Luskin Stern & Eisler LLP, 330 Madison Avenue, New York, NY 10017 (Attn: Michael Luskin, Esq.), and (6) Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, NY  10017 (Attn: Peter V. Pantaleo, Esq.); and

(h)                                 counsel to the Debtors’ postpetition lenders, Davis Polk & Wardell, 450 Lexington Avenue, New York, NY 10017 (Attn: Marshall Huebner, Esq.).

PLEASE TAKE FURTHER NOTICE THAT UNLESS AN OBJECTION IS TIMELY FILED AND SERVED BY THE ADDITIONAL BUYER PROVISIONS OBJECTION DEADLINE IN THE MANNER SET FORTH HEREIN, IT SHALL NOT BE CONSIDERED AT THE ADDITIONAL BUYER PROVISIONS HEARING.

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PLEASE TAKE FURTHER NOTICE THAT pursuant to an order of the Bankruptcy Court dated October 14, 2005 (the “Cure Procedures Order”), the Debtors have provided notice to certain contract counterparties of their intention to retain, assume and/or assign certain agreements, contracts and leases. Pursuant to the Cure Procedures Order, such parties were required to file objections (“Cure Objections”) to the Debtors’ Notice of Proposed Retention, Assumption and/or Assignment of Agreements and Proposed Cure Amounts no later than thirty (30) days after service of a Cure Notice to such counterparty.1  The hearing to consider certain Cure Objections is scheduled to commence on May 31, 2006 at 10:00 a.m. (prevailing Eastern Time).

PLEASE TAKE FURTHER NOTICE THAT a hearing (the “Sale Hearing”) will commence before the Honorable Robert E. Gerber, United States Bankruptcy Judge, in Courtroom 621, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10004 on June 27, 2006 at 9:45 a.m. (prevailing Eastern Time), or as soon thereafter as counsel can be heard, to consider the balance of the Motion and entry of a proposed order approving the Sale.

PLEASE TAKE FURTHER NOTICE that objections, if any, to entry of the Sale Order must be filed no later than 4:00 p.m. (prevailing Eastern Time) on June 20, 2006 (the “Sale Objection Deadline”). Objections must be filed and served on the Notice Parties in accordance with the preceding paragraph so as to actually be received by each of the Notice Parties no later than 4:00 p.m. (prevailing Eastern Time) on June 20, 2006. UNLESS AN OBJECTION IS TIMELY FILED AND SERVED BY THE SALE OBJECTION DEADLINE IN THE MANNER SET FORTH HEREIN, IT SHALL NOT BE CONSIDERED AT THE SALE HEARING.

PLEASE TAKE FURTHER NOTICE THAT copies of the Motion (a) may be obtained upon written request to Adelphia Communications Corporation Requests, c/o Bankruptcy Services LLC, 757 Third Avenue, 3rd Floor, New York, NY 10017, and (b) also are available for viewing at the Debtors’ website, www.adelphia.com.

Dated:	New York, New York
June 1, 2006
WILLKIE FARR & GALLAGHER LLP
Attorneys for Debtors
and Debtors in Possession
787 Seventh Avenue
New York, NY 10019

1                     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Motion.

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